Exhibit 10.24

EMPLOYMENT AGREEMENT

BETWEEN
DIVERSIFIED SECURITY CORPORATION
AND
RONALD G. FARRELL

THIS AGREEMENT made and entered into as of this 1 day of January, 2002 by and between DIVERSIFIED SECURITY CORPORATION, a Delaware corporation (the “Corporation”), and Ronald G. Farrell (hereinafter referred to as “Executive”).

WITNESSETH THAT

The parties, for and in consideration of the mutual and reciprocal covenants and agreements hereinafter contained, do contract and agree as follows, to wit:

1.             Purpose and Employment.  The Corporation has been formed for the purpose of acquiring and holding several existing companies in the security industry (the “Business”).  The purpose of this Agreement is to define the relationship between the Corporation and Executive.  The Corporation hereby employs Executive, and Executive hereby accepts employment by the Corporation, all upon the terms and conditions hereinafter set forth.

2.             Position and Scope of Duties.  The Corporation hereby employs Executive as Chief Executive Officer and President of the Corporation (the “Position”).  Executive shall at all times discharge his duties in consultation with and under the supervision and authority of the Board of Directors of the Corporation (the “Board”).  The Executive shall devote such time as he deems necessary, and his best efforts, skills and attention to the business and affairs of the Corporation, shall serve the Corporation faithfully and competently and shall at all times act in the Corporation’s best interest.  During his employment by the Corporation the Executive shall not, either directly or indirectly (a) represent or be employed by any other person, firm or corporation; or (b) have any interest in or involvement with any person, firm or corporation the business of which is competitive with any aspect of the business of the Corporation; provided, however, that nothing herein shall be construed to prevent Executive from (i) continuing to own and operate R.G. Farrell, Inc. and R.G.F. Investments, Inc. in the same manner and to the same extent as owned and operated prior to the date hereof or (ii) investing in or participating in the management of companies or other entities which do no compete with the Corporation.  During the term of this Agreement, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities.  As to employees under his jurisdiction including those working directly under his supervision, Executive shall use his best efforts to employ individuals who are capable and willing to perform their duties according to applicable legal requirements and the Corporation’s policies, and shall use his efforts to cause such personnel to be properly supervises.

3.             Term.  The term of employment under this Agreement shall commence on January 1, 2002, and shall terminate, unless extended or unless earlier terminated in accordance with Section 9, Section 10 or Section 11 hereof, on December 31, 2005 (the “Term”).

4.             Relocation.  Executive will have the right to refuse any request that Executive be asked to relocate his principal address during the Term of the Agreement.

5.             Working Facilities.  Executive shall be furnished with a private office, necessary secretarial and administrative assistance, and other facilities, amenities and services necessary for Executive to perform services under this Agreement.

6.             Compensation During Employment.  For all the services to be rendered by Executive hereunder, the Corporation shall pay to Executive a base salary (the “Base Salary”) and bonus and incentive compensation in accordance with the compensation schedule attached hereto as Exhibit A which is incorporated herein and made a part hereof by this reference.  Executive’s Base Salary shall not be reduced during the Term.

7.             Expenses.  During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures regarding employee business expenses established from time to time by the Board for its officers) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with the applicable corporate policy and procedures.  Executive may at his discretion travel (fly) first class and stay in hotels of his choice.  Executive shall be reimbursed for any trade or professional memberships, charity events, or public fund raises that he, in his discretion, elects to join or participate in.  Executive may at his discretion have his wife accompany him on business trips or any functions he chooses at his discretion.

Executive agrees that, if any time, any payment made to Executive by the Corporation as a business expense reimbursement shall be disallowed in whole or in part as a deductible expense to the Corporation by the appropriate taxing authorities, Executive shall reimburse the Corporation to the full extent of such disallowance.

8.             Other Benefits.  In addition to the employee benefits conferred under this Agreement, Executive shall receive or participate in any additional employee benefit plans, stock option plans and “fringe” benefits (including, without limitation, permissible sick days or leave days) that the Board shall confer; provided, however, that during the Term, Executive shall be provided with:

(a)           Medical and Dental insurance for himself and his family under a formal Corporate plan or, at the election of the Executive, Executive may continue his existing medical and dental insurance plan covering himself and his family and the Corporation shall reimburse Executive for all amounts paid by Executive for such plan coverage;

(b.)          Paid physical examination annually;

(c.)          Reimbursement of medical costs not covered by the Corporation’s policy; and

(d.)          A minimum of $1 million face amount of level term life insurance, the beneficiaries of which shall be the Corporation as to fifty percent (50%) and Executive’s designated beneficiary as to fifty (50%). If Executive’s employment is terminated for any reason other than death or permanent disability during the Term, the Executive shall have the right to such policy.

(e.)          Personal financial planning, tax preparation and planning, and tax accounting services provided by such persons as selected by Executive.

9.             Disability.  If Executive is unable to perform his services for reasons of illness or incapacity, the compensation thereafter payable to him under Section 6 hereof during the period of such illness or incapacity shall be continued until the Executive is eligible to receive benefits under the disability insurance provided by the Corporation, after which time no further amounts shall be payable by the Corporation for so long as the disability continues.  Executive’s full compensation shall be reinstated upon his return to full employment and discharge of his full duties.

If Executive is unable to perform his services for reasons of illness or incapacity for a period of more that nine (9) consecutive months, then the Board may at its option terminate this Agreement.  In event of such termination, the Executive shall be paid any bonuses and incentive compensation or portion thereof for any preceding year or for the current year that have been earned but have not been received and Executive’s compensation and fringe benefits (to the extent practicable) shall be continued for a period of twelve (12) months after such termination, and shall be paid to the Executive. The Executive shall continue to be entitled to receive any payments prescribed under the Corporation’s disability insurance under which he is covered.

10.           Termination of Employment by Corporation.

Prior to its termination under Section 3, 9 or 11 hereof, the Corporation may terminate this Agreement with cause upon satisfying the prior written notice requirement hereinafter provided, unless Executive cures such cause prior to the end of the period set forth below.  Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to Executive a written notice setting forth in reasonable detail the conduct warranting termination for cause together with a statement in reasonable detail of any evidence alleged to support such charge.  Upon receiving a copy of such notice, Executive shall be given a period of sixty (60) days within which to cure such cause to the reasonable satisfaction of the Corporation.  Upon failing to cure such cause, Executive’s employment shall terminate at the end of such sixty (60) day period.  In the event of such termination the Corporation shall be obligated only to continue to pay to Executive his compensation, if any, owed to Executive under any employee benefit and /or welfare plans provided for Executive in accordance with the terms of such plans as in effect on the date of termination of employment and monies owed to Executive for any reason (loans, bonus, vacation, fees, expense reimbursements, accrued payroll, etc.).

The Corporation shall not terminate this Agreement without cause except with the prior written agreement of Executive.  If the Corporation should terminate this Agreement without cause and without the Executive’s prior written consent, the Executive shall be entitled to receive from the Corporation the same Base Salary and benefits that would be payable to Executive pursuant to Section 11(b) hereof upon the Executive’s termination of this Agreement in the event of the Corporation’s breach of this Agreement.

In the event of Executive’s death during the term of this Agreement, this Agreement shall terminate immediately.

The term “cause” as contemplated by this Section 10 shall mean gross negligence, gross malfeasance or willful disregard for duty in the performance of this Agreement, other than as a result of Executive’s part shall be considered willful, unless done, or omitted to be done, by him not in good faith and without reasonable belief that this action or omission was in the best interest of the Corporation.

11.           Termination by Executive

(a)   Prior to its termination under Section 3, 9 or 10 hereof, Executive’s employment with the Corporation can be terminated by the Executive upon sixty (60) days written notice to the Corporation.  In the event of such termination, the Corporation shall be obligated only to continue to pay Executive his compensation if any, earned to the date of termination. In addition, the Corporation shall pay vested benefits, if any, owed to Executive under any employee benefit/and or welfare plans provided for Executive in accordance with the terms of such plans, as in effect on the date of termination of employment and monies owned to Executive for any reason (including but not limited to loans, bonus, vacation, fees expense reimbursement and accrued payroll).

(b)   Prior to its termination under Section 3, 9, or 10 hereof, Executive’s employment with the Corporation can be terminated by the Executive in the event of: (1) the Corporation’s breach of any material provision of this Agreement, including, without limitation, the Corporation’s failure to provide the Base Salary or employee benefits to which Executive is entitled; (2) except as otherwise provided herein, the Corporation’s reduction or change in any material authority, responsibility, prerequisite or prerogative associated with the Executive’s Position without the Executive’s written consent; (3) the Corporation’s assigning the Executive, without the written consent of the Executive, to a place of employment situated beyond a radius of twenty-five (25) miles from the place of employment to which the Executive is assigned as of the date of this Agreement as long as the Executive shall give written notice to the Corporation of his intent to terminate setting forth the basis for such termination and the Corporation shall have thirty (30) days after receipt of such notice to rectify or rebut the claimed basis for termination; or (4) the bankruptcy of or cessation of business by the Corporation.  In the event the Executive shall terminate this Agreement for a reason set forth in this Section 11(b), other than under Section 11(b)(4): (i) within ten (10) days after the date of termination the Corporation shall pay to the Executive in a lump sum his Base Salary for the unexpired Term calculated using the amounts stated in Exhibit A, attached herein, plus any benefits earned by Executive under the Corporation’s employee benefit and /or welfare plans (qualified or otherwise); (ii) the Corporation shall continue to timely provide all of the other employee benefits and payments due the Executive as provided under this Agreement for the unexpired Term (as though no termination had occurred), and (iv) all COBRA payments payable by Executive shall be paid by the Corporation for the greater of the unexpired Term or eighteen (18) months from the date of termination.  If the terms of any welfare benefit plan of the Corporation does not permit continued participation by Executive, then, the Corporation shall arrange to provide the Executive, within ten (10) days of the date of termination, a benefit substantially similar to and no less favorable than the benefit Executive was entitled to receive under such plan at the end of the period of coverage.

12.           Mitigation.  Executive shall not be required to mitigate the amount of any payments provided for in Section 11(b) hereof by seeking other employment or otherwise, (but shall not be prohibited from seeking such employment), nor shall the amount of any payment provided for in Section 11(b) hereof be reduced by any compensation earned by the Executive as a result of self-employment or employment by an affiliate of the Executive.  In the event that the Executive is employed by an unrelated third party, the compensation earned by the Executive as a result of such employment shall reduce on a dollar-for-dollar basis the amount of the payments required to be made by the Corporation pursuant to Section 11(b) hereof.

13.           Compensation Upon Termination of Employment.

(a)   Death.  If during the Term the Executive’s employment shall be terminated by reason of death, the Corporation shall thereafter have no liability or obligation to the Executive’s estate hereunder, except for (i) the portion, if any, of the Executive’s Base Salary for the period up to the date of death which remains unpaid and the Executive’s Base Salary for a period of eighteen (18) months after such termination; (ii) any bonuses and incentive compensation or portion thereof for any preceding year or for the current year that have been earned, but have not been received prior to the date of death; and (iii) any other payments or benefits that the Executive is eligible to receive or would have received (to the extent practicable) for a period of eighteen (18) months after such termination under any benefit or retirement plans or other arrangement that would, by their terms, apply.

(b)   Cause.  If the Executive’s employment shall be terminated for cause, the Corporation shall not have any further obligation or liability under this Agreement, except that the Corporation shall pay to the Executive within ten (10) days of the date of termination: (i) the portion, if any, of the Executive’s Base Salary for the period up to the date of termination which remains unpaid; (ii) any bonuses and incentive compensation or portion thereof for any preceding year or for the current year that have been earned, but have not been received prior to the date of termination; and (iii) any other payments or benefits that the Executive is eligible to receive under any benefit or retirement plans or other arrangements that would, by their terms, apply and the Corporation shall pay all COBRA payments payable by Executive for a period of eighteen (18) months from the date of termination.

14.           Vacation, Holidays, etc.  Executive shall be entitled to four weeks vacation with pay (or such greater length of time as may be approved from time to time by the Board) during each fiscal year of the Corporation, such vacation to be taken by Executive at such times as shall be consistent with the business requirements of the Corporation.  Such vacation time allowance shall be a cumulative accrual, and any unused vacation time for each year of the Term shall not be forfeited by Executive if not used during such year, provided that at no time shall Executive take more than (3) weeks of vacation consecutively.  I lieu of accruing vacation time from one year to the next, Executive may elect to take the cash equivalent of the unused vacation time for such year, which, if elected, shall be paid by January 31 of next year.

15.           Restrictive Covenants of Executive.

(a)           Definitions.  For purposes of this Agreement:

(i)            “Confidential Information” shall mean any information belonging to the Corporation (or to any of its parents, subsidiaries or affiliates) (whether proprietary or otherwise) treated by the Corporation as being confidential, including, but not limited to, research, marketing customer lists, financing sources, methods, techniques and systems, all of which shall be deemed by the Corporation and Executive as being Confidential Information.  The foregoing provisions of this paragraph to the contrary not withstanding, Confidential Information shall not include (1) Executive’s knowledge and/or skills relating to business in general or his general knowledge of the industries/businesses in which the Corporation is or may become involved or (2) information which is generally know to the public or in the trade or industry in which the Corporation competes.

(ii)           “Person” shall mean an individual, a partnership, an association, a corporation, a trust, an unincorporated organization, or any other business entity or enterprise, provided, however, that the term “Person” shall not include the Corporation (or any of its parents, subsidiaries or affiliates).

(b)           Acknowledgments.  Executive agrees and acknowledges that: (i) he will be in a position of confidence and trust with the Corporation and he will have access to Confidential Information; (ii) the nature and periods of restrictions imposed by the covenants set forth in this Section 15 are fair, reasonable and necessary to protect and preserve for the Corporation the benefits of this Agreement and that such restrictions will not prevent Executive from earning a livelihood; (iii) the Corporation would sustain irreparable loss and damage if Executive were to breach any of such covenants; (iv) the covenants herein set forth are made as an inducement to and have been relied upon the Corporation in entering into this Agreement.

(c)           Confidential Information.  Executive hereby covenants and agrees that during the Term and for one year (1) after Executive’s employment is terminated for whatever reason, Executive shall not, directly or indirectly, at any time, disclose to any Person or use or otherwise exploit for Executive’s own benefit or for the benefit of any other Person any Confidential Information that was disclosed to Executive or acquired by Executive while an employee of the Corporation except (1) in response to subpoena or other legal process or proceeding, or (ii) to directors, consultants or employees of the Corporation in the course of his duties.

(d)           Non-Solicitation of Employees.  Executive hereby covenants and agrees that during the Term and for one (1) year after Executive’s employment is terminated for whatever reason, Executive shall not, directly or indirectly, either for Executive’s own benefit or as an officer, director, shareholder, partner, proprietor, employee, agent consultant, or independent contractor of any Person, induce any person who is at that time employed by the Corporation, other that Executive’s administrative assistant, to leave such person’s employment thereat, unless the Corporation has given Executive its prior written consent.

(e)           Non-Competition.  Executive acknowledges that his services and responsibilities are unique in character and are of particular significance to the Corporation, that the Corporation is a competitive business and Executive’s continued service to the Corporation under this Agreement is important to the Corporation.  Therefore, during the Term and, for an additional period of one (1) year following the date Executive is terminated or voluntarily terminates his employment with the Corporation (the “Non-compete Period”), Executive shall not, directly or indirectly, except as an employee or agent of the Corporation, and shall not, directly or indirectly, as owner, partner, joint venturer, owner of no more than five percent (5%) of the issued and outstanding capital stock of such entity if such stock is traded on a major securities exchange or NASDAQ or otherwise as a purely passive shareholder) engage in or have any connection with any business which is competitive with the Business, and which operated anywhere in the United States.  In the event that Executive terminates his employment under this Agreement pursuant to Section 11(b) hereof or the Corporation terminates his employment without cause, this Section 15(e) shall not apply.

(f)            Consent to Injunction.  Executive acknowledges that his breach of any covenant set forth in this section 15 will result in irreparable injury to the Corporation and that the Corporation’s remedies at law for such a breach are inadequate and extremely difficult to calculate or determine.  Accordingly, Executive agrees and consents that upon such a breach by Executive of any covenant set forth herein, the Corporation shall, in addition to all other remedies available at law and in equity, be entitled to both preliminary and permanent injunctions to prevent or hold such a breach or threatened breach.

(g)           Reforamtion.  If any of the provisions of this Section 15 should ever be held to exceed the time or geographic limitations permitted by applicable law in a final judgment by a court of competent jurisdiction, then such a provision shall be automatically reformed to the maximum time or geographic limitations permitted by applicable law.

(h)           Remedies Cumulative and Concurrent.  The rights and remedies of the Corporation as provided in this Section 15 shall be cumulative and concurrent and may be pursued separately, successively or together against Executive at the sole discretion of the Corporation, and may be exercised as often its occasion therefor shall arise.  The failure to exercise any right or remedy shall in no event be construed as a waiver or release thereof.

(i)            Expenses.  The Corporation and the Executive agree that the prevailing party shall be reimbursed by the other party for any reasonable expenses incurred by such prevailing party in any action involving the enforcement of the provisions of this Section 15.

16.           Insurance.  At its cost, the Corporation agrees to provide comprehensive medical insurance with full dental and pharmaceutical coverage, in such amounts and with such deductibles as the Corporation determines with beneficiaries as Executive shall select.  At its cost, the Corporation agrees to provide the following: (i) disability insurance coverage providing benefits per year until demise in an amount of not less than sixty percent (60%) of the Executive’s Base Salary, as determined by the Board, with coverage in the event Executive should suffer a disability event rendering him incapable of performing duties such as those he performs for the Corporation, and (ii) group term life insurance for Executive during the Term in an amount not less than $1,000,000, with beneficiaries as Executive shall select.

17.           Waiver of Breach of Violation Not Deemed Continuing.  The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

18.           Appointment to Board.  Executive will be appointed and shall remain a member of the Corporation’s Board of Directors.

19.           Notices.  Any and all notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, personally delivered or sent by certified or registered mail, return receipt requested to Executive’s last known residence in care of Executive or to its principal office in Alpharetta, Georgia.  Notices shall be deemed to have been given when personally delivered to the party entitled thereto, or five (5) business days after it is sent by United States mail with postage prepaid, addressed to the party entitled thereto. A party may from time to time change address for the purpose of notices to that party by a similar notice specifying a new address sent in the manner provided by this Section 19.

20.           Governing Law.  This Agreement shall be interpreted, construed and governed according to the laws of the State of Georgia.  Executive hereto consents to jurisdiction and venue in the Georgia Courts of Fulton County, Georgia and in the United States District Court for the Northern District of Georgia for all actions and proceedings relating to this Agreement and the transactions contemplated herein commenced by the Corporation.

21.           Successors and Assignment.  The provisions of this Agreement shall extend to the successors, surviving corporations and assignees of the Corporation and to any purchaser of substantially all of the assets and business of the Corporation (hereinafter referred to as a “Successor”).  The assignment by Executive of this Agreement or any interest herein or of any money due or to become due by reason of the terms hereof without the prior written consent of the Corporation, which shall not be unreasonably withheld shall be void.  The Corporation will require any Successor, by written agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.  As used in this Agreement, “Corporation” shall mean the Corporation and any Successor to its business and/or assets as aforesaid which executes and delivers the written agreement provided for in this Section 18 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

22.           Section Headings.  The section headings contained in this Agreement are for convenience of reference only and shall in no manner be construed as a part of this Agreement.

23.           Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the Corporation, or any of its officers, directors, employees, or agents, and Executive with respect to all matters relating to the employment by the Corporation of Executive and all other matters contained herein, and this Agreement constitutes the sole and entire agreement with respect thereto.  Any representation, inducement, promise or agreement, whether oral or written, between the Corporation, or any of its officers, directors, employees, or agents, and Executive which is not embodied herein shall be of no force or effect.  This Agreement may not be modified or amended orally, but only by an instrument in writing, signed by both parties.

24.           Burden and Benefit.  This agreement shall be binding upon, and shall inure to the benefit of, the Corporation and Executive and their respective heirs, personal and legal representatives, successors, and assigns.  If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

25.           Severability.  If any term, covenant or condition of this agreement or the application of such terms, covenants and conditions to persons or circumstances other than those as to which it is held invalid or unenforceable shall be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

26.           Indemnification.  The Corporation agrees to defend, indemnify and hold harmless the Executive from and against any liabilities and expenses arising in relation to this Agreement or the Executive’s services as a director or officer of the Corporation or its subsidiaries or affiliates, to the fullest extent permitted by applicable law.  The foregoing indemnification obligation shall not be applicable in the event the Executive is finally found by a court of competent jurisdiction, with all appeals completed, to have been grossly negligent with respect to the matter for which he is seeking indemnification.  The Corporation shall pay on a regular basis, to the fullest extent permitted by law, in advance of the final disposition of any action, suite or proceeding, any legal and other professional fees and expenses incurred in connection therewith, upon receipt by the Corporation of a written undertaking by the Executive to repay such amounts if it shall ultimately be determined that the Executive is not entitled to be indemnified.  This indemnification obligation shall survive the termination of the Executive’s employment hereunder.

27.           Counterparts.  This Agreement is executed in multiple counterparts, each of which shall be deemed an original and together shall constitute one and the same agreement, with one counterpart being delivered to each party hereto.

IN WITNESS WHEREOF, the Corporation has hereunto caused this Agreement to be executed by its duly authorized officers and to have its seal hereunto affixed, and Executive has hereunto set his hand and seal, all being done in duplicate originals delivered to each party as of the day and year first above written.

/s/ Ronald G. Farrell
Witness	Ronald G. Farrell

Attest:	Diversified Security Corporation

Secretary

	By:	/s/ Ronald G. Farrell

	Its:	President

EXHIBIT A

COMPENSATION

1.             Minimum Base Salary.  (Example of 10% annual increase)

January 1, 2002 through December 31, 2002	$210,000

January 1, 2003 through December 31, 2003	$231,000

January 1, 2004 through December 31, 2004	$254,000

January 1, 2005 through December 31, 2005	$279,510

Base Salary is payable in cash in monthly installments (or on such other periodic basis as may be mutually agreed upon), pro rated for any partial year during which Executive’s employment under the Agreement terminates, but reduced or eliminated in the events set forth in Section 9 of the Employment Agreement.  In addition, Executive shall be entitled to reimbursement by the Corporation for Executive’s monthly automobile expenses in the amount of $1,500 per month, plus gas, oil and tires.  Reimbursement for gas, oil and tires shall be made to Executive within ten (10) days after receipt by the Company of documentary evidence detailing such expenses.

2.             Salary Increases.  Executive shall receive as additional salary such amounts as the Corporation shall from time to time elect.

3.             Bonus and Incentive Compensation.  (a) Executive shall be entitled to receive, for each fiscal year of the Corporation (“Fiscal Year”), or part thereof as the Fiscal 2002, during the term, a bonus equal to five percent (5%) of the operating income (EBITDA) of the Corporation (“Profit Bonus”) for such Fiscal Year; provided, however, that at no time may the Profit Bonus due Executive with respect to a particular Fiscal Year exceed the Executive’s base salary paid for that Fiscal Year.  (b) The Profit Bonus due Executive, if any, with respect to a particular Fiscal Year shall be payable in cash quarterly, based on unaudited quarterly financial information.  If any particular quarter results in a loss, no bonus is to be paid in future quarters of the same fiscal year until such loss has been made up.  The bonus, if any, for the fourth quarter of any particular fiscal year shall be paid with thirty (30) days after receipt by the Corporation of the Audited Financial Statements for said Fiscal Year.  Executive shall receive a acquisition bonus equal to 2% of all acquisitions made by the Company during the term of this agreement. The acquisition bonus shall be paid at the time of closing of each acquisition.  If Executive’s employment is terminated prior to the end of any Fiscal Year during the Term, the (Profit Bonus) and (Acquisition Bonus) due Executive for such Fiscal Year shall be prorated through the last day of employment of Executive during such fiscal year.

4.             Additional Benefits.  (a) The corporation shall pay the fees and dues of membership for Executive in a country club selected by Executive.  (b) The Corporation shall as soon as practical adopt and maintain and the Executive shall be entitled to participate in a 401(k) retirement plan.  For each plan year, The Corporation shall contribute the maximum permitted amount on behalf of Executive.

5.             Stock Options.  Upon execution of this Agreement, the Corporation shall grant to Executive stock options for a total of 300,000 shares of the Corporation’s common stock vesting as follows: (i) 100,000 shares on December 31, 2002, (ii) 100,000 shares on December 31, 2003, and (iii) 100,000 shares on December 2004, provided, Executive remains and employee of the Corporation, or any of its subsidiaries or affiliated companies through each such date as to the shares vesting on such date.  Any termination of Executive shall not affect shares vested as provided hereinabove prior to such termination.  Each stock option shall be exercisable for a 10-year term and at a price equal to the fair market value ($.04) of the stock on the date of the Employment Agreement and have a cashless exercise feature.

This Exhibit A and the Agreement to which it is attached is solely beneficial to the parties to that agreement, who may waive or modify any provision hereof in their sole discretion.  No party other than the Corporation and the Executive has any rights herein, or may make any claim hereunder.  The provisions hereof shall terminate automatically, upon the termination of Executive’s employment with the Corporation.